EXHIBIT 4.i

                             AMENDED AND RESTATED
                          OWNER PARTICIPANT GUARANTY


      OWNER PARTICIPANT GUARANTY (Federal Express Corporation Trust No. N582FE), dated April 22, 1996 as amended and restated on June 1, 1996 (this "Guaranty"), from THE BOATMEN'S NATIONAL BANK OF ST. LOUIS, a national banking association (the "Owner Participant Guarantor"), to FEDERAL EXPRESS CORPORATION (the "Lessee"), FIRST SECURITY BANK OF UTAH, NATIONAL ASSOCIATION, in its individual capacity and as Owner Trustee (the "Owner Trustee"), MORGAN GUARANTY TRUST COMPANY OF NEW YORK, BANK OF AMERICA NT & SA, THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), COMMERZBANK AG, ATLANTA AGENCY, NATIONSBANK, N.A. (SOUTH) (the "Original Loan Participants"), STATE STREET BANK AND TRUST COMPANY, as Indenture Trustee (the "Indenture Trustee") and STATE STREET BANK AND TRUST COMPANY, as Pass Through Trustee (the "Pass Through Trustee") (the Lessee, the Owner Trustee, the Original Loan Participants, the Indenture Trustee, and the Pass Through Trustee together with their respective permitted successors, transferees and assigns, each being a "Beneficiary" and collectively the "Beneficiaries").

                                   RECITALS

      WHEREAS, BOATMEN'S EQUIPMENT FINANCE, INC. (the "Owner Participant") (a) is a wholly-owned subsidiary of the Owner Participant Guarantor, (b) has entered into (i) the Participation Agreement (Federal Express Corporation Trust No. N582FE) dated as of April 1, 1996 as amended and restated as of June 1, 1996 among the Owner Participant, the Lessee, the Original Loan Participants, the Owner Trustee, the Indenture Trustee and the Pass Through Trustee (as such may be amended, modified and supplemented in accordance with the terms thereof, the "Participation Agreement", (ii) the Trust Agreement (Federal Express Corporation Trust No. N582FE) dated as of April 1, 1996 as amended and restated as of June 1, 1996 between the Owner Participant and First Security Bank of Utah, National Association (as such may be amended, modified or supplemented in accordance with the terms thereof, the "Trust Agreement"), (iii) the Tax Indemnity Agreement (Federal Express Corporation Trust No. N582FE) dated as of April 1, 1996 as amended by Amendment Number 1 to the Tax Indemnity Agreement dated as of June 1, 1996 between the Owner Participant and the Lessee (as such may be further amended, modified and supplemented in accordance with the terms thereof, the "Tax Indemnity Agreement"), (iv) Ancillary Agreement I (Federal Express Corporation Trust No. N582FE), dated April 22, 1996 as amended and restated on the date hereof among the Owner Participant, the Lessee, the Owner Trustee and the Indenture Trustee (as such may be amended, modified or supplemented in accordance with the terms thereof, the "Ancillary Agreement I") and (v) Ancillary Agreement II (Federal Express Corporation Trust No. 582FE), dated the date hereof, among the Lessee, the Owner Trustee, the Owner Participant and the Loan Participants (as such may be amended, modified or supplemented in accordance with the terms thereof, the "Ancillary Agreement II") (collectively, the "Owner Participant Agreements"); and

      WHEREAS, in order to induce the Beneficiaries to enter into the Owner Participant Agreements, the Owner Participant Guarantor desires to enter into this Guaranty to guarantee the Owner Participant's performance and compliance with the covenants, agreements, obligations, terms and conditions of or applicable to the Owner Participant under and pursuant to the Owner Participant Agreements.

      NOW, THEREFORE, in consideration of the premises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Owner Participant Guarantor hereby covenants and agrees as follows:

      SECTION 1. Definitions. Capitalized terms used in this Guaranty without other definition have the respective meanings specified in the Participation Agreement.

      SECTION 2. The Guaranty. (a) The Owner Participant Guarantor hereby irrevocably and unconditionally guarantees to the Beneficiaries (i) the due, punctual and full payment of all obligations of the Owner Participant which are payable by the Owner Participant under or pursuant to any of the Owner Participant Agreements and in accordance with the terms thereof, by acceleration or otherwise, without offset or deduction; and (ii) the due and punctual performance by the Owner Participant of, and compliance by the Owner Participant with, all of its other obligations, covenants, and undertakings contained in or arising under or pursuant to each of the Owner Participant Agreements (the obligations referred to in clauses (i) and (ii) being collectively hereinafter referred to as the "Guaranteed Obligations"); provided, however, the Guaranteed Obligations shall not include any obligations of the Owner Participant which are non-recourse to the Owner Participant pursuant to the terms of the Owner Participant Agreements.
Without limitation of the foregoing, in case the Owner Participant shall for any reason whatsoever fail to pay duly and punctually any payment required to be made by the Owner Participant under any of the Owner Participant Agreements when and as the same shall be due and payable in accordance with the terms of such Owner Participant Agreements, by acceleration or otherwise, the Owner Participant Guarantor will immediately pay the same to the Person entitled thereto and, in addition, such further amount, if any, as shall be sufficient to cover the costs and expenses of collection, and in case the Owner Participant shall fail to perform or comply with any of its other obligations, covenants or undertakings contained in or arising under or pursuant to any of the Owner Participant Agreements for any reason whatsoever, the Owner Participant Guarantor will forthwith perform or comply with such obligation, covenant or undertaking or cause the same forthwith to be performed or complied with and, in addition, such amount, if any, as shall be sufficient to cover the costs and expenses of such delayed performance or compliance.

            (b) Without limitation of the Owner Participant Guarantor's obligations hereunder, all amounts payable by the Owner Participant Guarantor hereunder shall in any event be paid immediately upon demand by the respective Beneficiary entitled thereto, in immediately available funds, as such party may direct and at the place specified by such Beneficiary.

      SECTION 3.        Unconditional Nature of Obligations; Waiver.

            (a) Unconditional Nature of Obligations. The obligations of the Owner Participant Guarantor contained in Section 2 above are direct, independent and primary obligations of the Owner Participant Guarantor and are absolute, present, unconditional and continuing obligations and are not conditioned in any way upon the institution of suit or the taking of any other action or any attempt to enforce performance of or compliance with the obligations, covenants or undertakings (including, without limitation, any payment obligations) of the Owner Participant and, without limitation, shall constitute a guaranty of payment and performance and not of collection, binding upon the Owner Participant Guarantor and its successors and assigns and irrevocable without regard to the genuineness, validity, legality or enforceability of any of the Owner Participant Agreements or the lack of power or authority of the Owner Participant to enter into any of the Owner Participant Agreements or any substitution, release or exchange of any other guaranty or any other security for any of the Guaranteed Obligations or any other circumstance whatsoever (other than payment or performance) that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor and shall not be subject to any right of set-off, recoupment or counterclaim and is in no way conditioned or contingent upon any attempt to collect from the Owner Participant or any other entity or to perfect or enforce any security or upon any other condition or contingency or upon any other action, occurrence, or circumstance whatsoever. Without limiting the generality of the foregoing, the Owner Participant Guarantor shall have no right to terminate this Guaranty, or to be released, relieved or discharged from its obligations hereunder, and such obligations shall be neither affected or diminished for any reason whatsoever, including, without limitation, (i) any amendment or supplement to or modification of any Owner Participant Agreements, any extension or renewal of the Owner Participant's obligations under any Owner Participant Agreements, or any subletting, assignment or transfer of the Owner Participant's or any Beneficiary's interest in the Owner Participant Agreements, (ii) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Owner Participant or any other Person, (iii) any furnishing or acceptance of additional security or any exchange, substitution, surrender or release of any security, (iv) any waiver, consent or other action or inaction or any exercise or nonexercise of any right, remedy or power with respect to the Guaranteed Obligations or any of the Owner Participant Agreements, (v) any merger or consolidation of the Owner Participant or the Owner Participant Guarantor into or with any other Person, or any change in the structure of the Owner Participant or in the ownership of the Owner Participant by the Owner Participant Guarantor, (vi) any default, misrepresentation, negligence, misconduct or other action or inaction of any kind by any Beneficiary under or in connection with any Operative Agreement or any other agreement relating to this Guaranty, except to the extent that any such default, misrepresentation, negligence, misconduct or other action or inaction would limit the Guaranteed Obligations, (vii) any defect in the title, condition, design, operation or fitness of, or any interference with the operation, use or possession of, the Aircraft, (viii) any failure to establish, perfect or preserve title to or any security interest in or to the Aircraft or any other collateral security for the Guaranteed Obligations, or (ix) any other circumstance whatsoever (except the complete payment and performance of the Guaranteed Obligations).

            (b) Waiver. The Owner Participant Guarantor unconditionally waives, to the fullest extent permitted by law, any right it may have to (i) the notice of any waiver or extension granted to the Owner Participant, (ii) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of the Beneficiaries against the Owner Participant, the Owner Participant Guarantor or any other Person, (iii) require the Beneficiaries to proceed against the Owner Participant or any other Person or pursue any collateral, right or remedy within such Beneficiary's power, (iv) require acceptance of this Guaranty, diligence, presentment, demand for payment, protest and all other notices, including notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations, proof of notice of nonpayment under any Operative Agreement, notice of default or any failure on the part of the Owner Participant to perform and comply with any Guaranteed Obligations, (v) require any enforcement, assertion, exercise or election by the Beneficiaries of any right, power or remedy conferred herein or in any Operative Agreement, (vi) require the marshaling of assets or the resort to any other security, (vii) except as otherwise expressly provided herein, claim any other defense, contingency, circumstance or matter which might constitute a legal or equitable discharge of a surety or guarantor, or which might otherwise limit recourse against the Owner Participant
Guarantor, (viii) require any of the Beneficiaries to mitigate the damages resulting from any default hereunder or under any Operative Agreement, (ix) require notices of the sale, transfer or other disposition of any right, title to or interest in any Operative Agreement, the Lessor's Estate or the Trust Indenture Estate, or (x) any defense based on or arising out of the voluntary or involuntary bankruptcy, insolvency, liquidation, dissolution, receivership, or other similar proceeding affecting the Owner Participant.

      SECTION 4. Term of the Obligations of the Owner Participant Guarantor. The obligations of the Owner Participant Guarantor under this Guaranty shall be discharged and released upon the earlier of (a) the payment, performance and satisfaction in full of the Guaranteed Obligations after the termination of all of the Owner Participant Agreements, and (b) the transfer by the Owner Participant of its rights and obligations under the Operative Agreements, or any other assignment or other transfer of the Owner Participant's rights and obligations pursuant to the Operative Agreements to any Person who is not an Affiliate of the Owner Participant Guarantor, in either case in accordance with, and as permitted by, the Owner Participant Agreements; provided, however, that any such transfer shall not relieve the Owner Participant Guarantor of any of its obligations hereunder arising out of events occurring prior to such transfer.

      SECTION 5. Representations, Warranties and Covenants of the Owner Participant Guarantor.

            (a) Corporate Existence and Power. The Owner Participant Guarantor is duly organized, validly existing and in good standing as a national banking association under the laws of the United States of America. The Owner Participant Guarantor has the corporate power and authority (i) to own or lease its properties and to carry on its present business and operations, and (ii) to enter into and perform its obligations under this Guaranty. The Owner Participant is a wholly-owned subsidiary of the Owner Participant Guarantor.

            (b) Due Authorization, Etc.. The execution and delivery by the Owner Participant Guarantor of this Guaranty and compliance by the Owner Participant Guarantor with all of the provisions hereof do not and will not contravene any law, governmental rule or regulation or any order, writ, injunction or decree of any court or governmental authority or agency applicable to or binding on the Owner Participant Guarantor or contravene the provisions of, or constitute a default under, its charter or by-laws or any indenture, mortgage, contract or any agreement or instrument to which the Owner Participant Guarantor is a party or by which it or any of its property may be bound or affected.

            (c) Validity; Enforceability. This Guaranty has been duly authorized, executed and delivered by the Owner Participant Guarantor, constitutes a legal, valid and binding obligation of the Owner Participant Guarantor and is enforceable against the Owner Participant Guarantor in accordance with its terms.

            (d) Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by the Owner Participant Guarantor of this Guaranty or in connection herewith.

            (e) Financial Information. The Owner Participant Guarantor has a combined capital, surplus and undivided profits equal to at least $75,000,000. Since the date of the consolidated balance sheet (Schedule RC) of the Owner Participant Guarantor's most recently filed "call report" (that is, the quarterly consolidated reports of condition and income for a bank with domestic and foreign offices--FFIEC) dated December 31, 1995 (a copy of which has been furnished to each Loan Participant and the Lessee by the Owner Participant Guarantor), there has been no material adverse change in the financial condition of the Owner Participant Guarantor. The representations and warranties set forth in this Section 5 shall survive the execution and delivery of this Guaranty, provided that each such representation and warranty is made only on and as of the date hereof.

      SECTION 6. Survival of Guaranty. Notwithstanding anything to the contrary herein, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any of the amounts paid to any of the Beneficiaries, in whole or in part, is required to be repaid upon the insolvency, bankruptcy, dissolution, liquidations, or reorganization of the Owner Participant Guarantor or the Owner Participant or any other Person, or as a result of the appointment of a custodian, receiver, trustee, or other officer with similar powers with respect to the Owner Participant Guarantor or the Owner Participant or any other Person or any substantial part of the property of the Owner Participant Guarantor or the Owner Participant or such other Person, all as if such payments had not been made.

      SECTION 7. Remedies; Subrogation. (a) In the event the Owner Participant Guarantor shall fail to pay immediately any amounts due under this Guaranty, or to comply with any other term of this Guaranty, each Beneficiary shall be entitled to all rights and remedies to which it may be entitled hereunder or at law, in equity or by statute.

            (b) Subrogation. The Owner Participant Guarantor will not exercise any rights that it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all the Guaranteed Obligations shall have been paid in full. If any amount shall be paid to the Owner Participant Guarantor on account of such subrogation rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Beneficiary to whom such Guaranteed Obligation is payable and shall forthwith be paid to such Beneficiary to be credited and applied to such Guaranteed Obligation, whether matured or unmatured, in accordance with the terms of the Owner Participant Agreement under which such Guaranteed Obligation arose. If (i) the Owner Participant Guarantor shall make payment to any Beneficiary of all or any part of the Guaranteed Obligations and (ii) all the Guaranteed Obligations shall be paid in full, such Beneficiary will, at the Owner Participant Guarantor's request and expense, execute and deliver to the Owner Participant Guarantor appropriate documents, without recourse and with representation or warranty, necessary to evidence the transfer by subrogation to the Owner Participant Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Owner Participant Guarantor.

            (c) The provisions of this paragraph shall survive the term of this Guaranty and the payment in full of the Guaranteed Obligations and the termination of the Operative Agreements.

      SECTION 8. Limitations. Nothing in this Guaranty shall expressly or by implication increase or expand the rights or obligations of any Beneficiary or the Owner Participant under the Owner Participant Agreements.

      SECTION 9. No Waiver; Amendments. No failure on the part of the Owner Participant Guarantor or any Beneficiary to exercise, no delay in exercising and no course of dealing with respect to, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy hereunder preclude any other further exercise of any other right or remedy. All remedies of the Beneficiaries against the Owner Participant and the Owner Participant Guarantor are cumulative, without duplication. This Guaranty may not be waived, amended, supplemented or modified except by an instrument in writing executed by the Beneficiaries.

      SECTION 10. Assignment and Assumption. This Guaranty may not be assigned by the Owner Participant Guarantor to, or assumed by, any successor to or assign of the Owner Participant Guarantor without the prior written consent of the Beneficiaries except in connection with a sale of all or substantially all of the Owner Participant Guarantor's assets and pursuant to an assignment and assumption agreement, in form and substance reasonably satisfactory to the Beneficiaries, of the Owner Participant Guarantor's obligations hereunder, or as otherwise provided in Section 4 hereof, by a Person complying with the requirements of the Owner Participant Agreements applicable to a transferee Owner Participant.

      SECTION 11. Notices. All notices or other communications required or otherwise provided under this Guaranty shall be in writing and shall be delivered to the Beneficiaries at the address set forth in Section 14.01 of the Participation Agreement and, if to the Owner Participant Guarantor:

      at:               The Boatmen's National Bank of St. Louis
                        One Boatmen's Plaza
                        800 Market Street
                        P.O. Box 236
                        St. Louis, Missouri 63166
                        Attn: Leasing Division

or to such other address as the Owner Participant Guarantor or any Beneficiary may specify by written notice. All notices shall be deemed duly given if given in any manner provided for in Section 14.01 of the Participation Agreement.

      SECTION 12. Successors and Assigns. This Guaranty shall bind the Owner Participant Guarantor and its successors and permitted assigns and inure to the benefit of the Beneficiaries and their successors and permitted assigns.

      SECTION 13. Severability. The invalidity or unenforceability of any one or more provisions of this Guaranty shall not affect the validity or enforceability of the remaining portions of this Guaranty.

      SECTION 14. Governing Law. THIS AGREEMENT SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                                * * * * * * *

      IN WITNESS WHEREOF, the party hereto has caused this Guaranty to be duly executed as of the day and year first above written.

                              THE BOATMEN'S NATIONAL BANK OF ST. LOUIS


                              By:_____________________________________

                              Title:__________________________________